                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-134553

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR (Registered Trademark) ) at www.sec.gov, with "Lehman
Brothers Holdings Inc." as a search term. Alternatively, Lehman Brothers Inc.
or any other dealer participating in the offering will arrange to send you the prospectus and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or
1-888-603-5847.

                                  $

                         LEHMAN BROTHERS HOLDINGS INC.

                            CONTINGENT PAYOUT NOTES
                             DUE NOVEMBER  , 2007
                LINKED TO THE ADJUSTED RELATIVE PERFORMANCE OF
                       THE S&P 100 (R) INDEX (OEX) VS. THE
                          RUSSELL 2000 (R) INDEX (RTY)

                                  THE OFFERING

Contingent Payout Notes are 1 year notes with payment linked to the relative performance of the S&P 100 Index vs. the Russell 2000 Index. The notes are senior unsecured debt securities of Lehman Brothers Holdings Inc. The S&P 100
Index, a subset of the S&P 500 Index, is comprised of 100 leading U.S. stocks with exchange-listed options. The stocks in the S&P 100 Index are generally among the largest and most established companies in the S&P 500 Index. The
Russell 2000 Index is a capitalization-weighted index of 2000 stocks designed to measure performance of the small capitalization segment of the U.S. equity market. The Russell 2000 Index consists of the smallest 2000 companies included in the Russell 3000 Index, which is composed of the 3,000 largest U.S.
companies as determined by market capitalization and currently represents 98%
of the U.S. equity market.

                             INVESTMENT HIGHLIGHTS

 o LIMITED UPSIDE POTENTIAL-If the S&P 100 Index outperforms the Russell 2000
   Index, you will realize a return on the Contingent Payout Notes equal to a fixed percentage of the principal amount that Lehman Brothers Holdings currently expects to be 13%.

 o NO DOWNSIDE PROTECTION-If the Russell 2000 Index outperforms the S&P 100
   Index by more than 1.3%, you will lose at least a portion of your investment.

 o EARLY REDEMPTION-If the Russell 2000 Index outperforms the S&P 100 Index by more than 71.3%, the Contingent Payout Notes will be early redeemed at the redemption price described in the attached prospectus supplement.

 o DIVERSIFICATION-The Contingent Payout Notes are based on the performance of an index of 100 stocks relative to the performance of an index of 2000 stocks, rather than on the performance of a single stock, and therefore provide an investor with greater diversification that what investors are generally able to achieve by purchasing individual securities.

                             SPECIAL CONSIDERATIONS

THE CONTINGENT PAYOUT NOTES INVOLVE A HIGH DEGREE OF RISK THAT YOU WILL LOSE A
PORTION OF YOUR INVESTMENT. Consult the attached prospectus supplement for a detailed description of the risks associated with an investment in the
Contingent Payout Notes. The price an investor receives for the Contingent
Payout Notes upon sale prior to maturity may be more or less than the original cost, depending on the level and volatility of the S&P 100 Index and the
Russell 2000 Index, interest rates, dividend rates (the return on the
Contingent Payout Notes will not reflect dividends paid on any securities underlying the S&P 100 Index or the Russell 2000 Index), time remaining to maturity and other factors described in the attached prospectus supplement.

THIS BROCHURE MUST BE ATTACHED TO THE PROSPECTUS SUPPLEMENT AND THE
ACCOMPANYING PROSPECTUS THAT TOGETHER PROVIDE A DESCRIPTION OF THE CONTINGENT
PAYOUT NOTES, INCLUDING DETAILS OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN
THE CONTINGENT PAYOUT NOTES.

                                     TERMS

NOTES:                 Senior unsecured debt securities of Lehman Brothers
                       Holdings Inc.

PUBLIC OFFERING PRICE: $1,000 per note

DENOMINATIONS:         $1,000 and whole multiples of $1,000

MINIMUM INITIAL
 INVESTMENT:           $10,000

INTEREST:              None

ISSUER RATING:         Long-term senior debt rated A+ by Standard & Poor's
                       and A1 by Moody's Investors Service

MATURITY:              November   , 2007 (Expected)

LISTING:               None

PAYMENT AT MATURITY:   An amount, per $1,000 note, equal to:

                       o  If the final relative performance is positive or
                          zero, a fixed amount that Lehman Brothers Holdings
                          currently expects to be $1,130.

                       o  If the final relative performance is negative,
                          $1,000 + ($1,000 x final relative performance)

                       The relative performance on any scheduled trading day
                       will equal:

                       closing index level      closing index level
                        of S&P 100 Index        of Russell 2000 Index
                        ----------------    -   ---------------------   +  1.3%
                       initial index level      initial index level
                        of S&P 100 Index       of Russell 2000 Index

                       The initial index levels of the S&P 100 Index and the
                       Russell 2000 Index will be the respective closing levels
                       of such indices on the date of the attached prospectus
                       supplement. The closing index levels of the S&P 100 Index
                       and the Russell 2000 Index on any scheduled trading day
                       will be the respective closing levels of such indices on
                       such scheduled trading day. The final relative
                       performance will be the relative performance on the
                       valuation date, which will be the third business day
                       before the stated maturity date.

EARLY REDEMPTION:      Lehman Brothers Holdings will redeem early all of the
                       notes if, on any scheduled trading day prior to the
                       valuation date, the relative performance is less than
                       -70% (for example, -71%).

PAYMENT UPON EARLY
 REDEMPTION:           An amount, per $1,000 note, equal to:
                       present value of $1,000 + (1,000 x redemption relative
                       performance)

OFFERING DATE:         November   , 2006 (Expected)

                               UNDERLYING INDICES

The S&P 100 Index, a subset of the S&P 500 Index, is comprised of 100 leading
U.S. stocks with exchange-listed options. The stocks in the S&P 100 Index are generally among the largest and most established companies in the S&P 500
Index. The Russell 2000 Index is a capitalization-weighted index of 2000 stocks designed to measure performance of the small capitalization segment of the U.S.
equity market through changes in the aggregate market value of stocks of 2000 companies domiciled in the United States and its territories. The Russell 2000
Index consists of the smallest 2000 companies included in the Russell 3000
Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization and currently represents 98% of the U.S. equity market.

                                LEHMAN BROTHERS

"Standard & Poor's," "S&P," "S&P 100," "Standard & Poor's 100" and "100" are
trademarks of McGraw-Hill, Inc. and have been licensed for use by Lehman
Brothers Holdings Inc. "Russell 2000 Index" is a trademark of the Frank Russell
Company and has been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P 100 Index relative to the performance of the Russell 2000 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's or the Frank Russell Company and neither Standard
& Poor's nor the Frank Russell Company makes any representation regarding the advisability of investing in the notes.